601 055 813

ARTICLES OF AMENDMENT OF DAYBREAK MINES, INC.

Pursuant to the provisions of the Washington Business Corporation Act, Chapter 23B.10 RCW, the following Articles of Amendment to Articles of Incorporation are submitted for filing.

ARTICLE I

The name of this corporation is DAYBREAK OIL AND GAS, INC. (the "Corporation").

ARTICLE II

The amendment provides for no exchange, classification, or cancellation of issued shares.

ARTICLE III

The amendment was adopted by the Board of Directors by unanimous consent in accordance with the provisions of RCW 23B.08.210 and the Bylaws of the Corporations. At the 2005 Annual Meeting of Shareholders held on October 25, 2005, at which a quorum was present, the shareholders approved the amendment to the Articles of Incorporation changing the name of the Corporation to Daybreak Oil and Gas, Inc. The amendment was approved by a vote of 16,359,863 shares voting "For" and 500 shares voting "Against" with 8,667 shares abstaining from voting.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed on this 25th day of October, 2005.

Daybreak Mines, Inc.

By: [signature]

Robert N. Martin, President